Exhibit 99.1

County Bank and Capital Corp of the West Announce the Retirement of Board Member James W. Tolladay

        MERCED, Calif., Sept. 2 /PRNewswire-FirstCall/ — County Bank and Capital Corp of the West (Nasdaq: CCOW) announced today that James W. Tolladay is retiring from both Board of Directors and transitioning into a role of Director Emeritus. Mr. Tolladay served with distinction for thirteen years as a Director of both Boards and was elected Chairman for two of those years.” Having reached the Board’s mandatory retirement age, Tolladay looks forward to a less active business schedule. “It has been a wonderful experience serving an organization noted for its integrity and commitment to community service,” stated Tolladay. “Through my emeritus duties, I will continue to support County Bank, Capital Corp of the West, and their team members.”
        ”Jim will be greatly missed. He has been a great example of true leadership, having played a key role in the decisions that lead to the strong growth of County Bank within the Central Valley,” stated Tom Hawker, President and CEO of County Bank and Capital Corp of the West. “We wish Jim all of the best in his retirement from active participation on the Board, but know that as a Director Emeritus we will see him often as he continues to provide welcome counsel,” continued Hawker.

        Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 26 years of service as “Central California’s Community Bank.” Currently County Bank has twenty branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties. As of the latest FDIC data, County Bank has 6.2% market share of the six counties in which it has retail branches. This ranks County Bank sixth out of forty-one financial institutions in these counties. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

        Web Site www.ccow.com.

SOURCE   County Bank; Capital Corp of the West
        -0-                 09/02/2004
        /CONTACT:    Samantha Maraspini, Public Relations Specialist of Capital Corp of the West, +1-209-725-7455/
         /Web site: http://www.ccow.com /
         (CCOW)

CO:    County Bank; Capital Corp of the West
ST:   California
IN:   FIN
SU:   PER